As filed with the Securities and Exchange Commission on May 6, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0287117
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices

Joseph M. Crabb

Executive Vice President & Chief Legal Officer

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Matthew M. Holman

Squire Patton Boggs (US) LLP

1 E. Washington Street, Suite 2700

Phoenix, Arizona 85004

(602) 528-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share, underlying warrants (3)	4,946,362	$0.315	$1,558,104.03	$156.90

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transaction. In accordance with Rule 416, this registration statement also covers additional shares to be issued pursuant to anti-dilution adjustments under the applicable warrant agreements following the consummation of a debt for equity conversion and a common stock rights offering by the registrant.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act based on the average of high and low sale prices of the common stock, as quoted on the OTCQB U.S. Market on May 2, 2016.
(3)	Represents shares of common stock underlying outstanding warrants issued to the selling stockholders on April 15, 2016.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

(Subject to Completion Dated May 6, 2016)

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Nuverra Environmental Solutions, Inc.

4,946,362 shares of common stock issuable upon exercise of outstanding warrants

This prospectus relates to (a) the issuance of up to a total of 4,946,362 shares of our common stock, par value $0.001 per share, that may be issued upon the exercise of outstanding warrants and (b) the disposition of up to a total of 4,946,362 shares of our common stock that may be offered from time to time by the selling stockholders listed on page 14 or their transferees. The shares being offered by this prospectus consist of up to 4,946,362 shares issuable upon the exercise of outstanding warrants held by the selling stockholders.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described warrants by reason of stock splits, stock dividends, or similar events. The foregoing warrants were acquired by the selling stockholders in connection with restructuring transactions completed on April 15, 2016.

Each warrant is exercisable at any time, from time to time, until April 15, 2026, the tenth anniversary of the date of issuance. We will receive no proceeds from the disposition of shares of our common stock by the selling stockholders. We will receive proceeds of $0.01 per share from the exercise of any of the warrants, except to the extent that any such warrants are exercised on a cashless basis.

For a description of the plan of distribution of the shares, please see page 15 of this prospectus.

Our common stock is quoted on the OTCQB U.S. Market under the symbol “NESC.” The closing price of our common stock on May 2, 2016 was $0.29 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus and in any other document incorporated by reference herein or therein, before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is             , 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described under the heading “Where You Can Find More Information” in this prospectus.

This prospectus and the documents incorporated by reference in this prospectus include important information about us and the securities being offered. You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any issuance of our shares of common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context requires otherwise, (i) all references in this prospectus to “Nuverra,” the “Company,” “we,” “our,” “us” or “Nuverra Environmental Solutions” refer to Nuverra Environmental Solutions, Inc. and its subsidiaries, and (ii) all references in this prospectus to “warrants” refer to the outstanding warrants issued on April 15, 2016, in connection with the restructuring transactions described herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any information incorporated by reference herein, contains certain “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve many risks and uncertainties. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

•	future financial performance and growth targets or expectations;

•	market and industry trends and developments, including the current decline in oil and natural gas prices;

•	the potential benefits of our completed and any future merger, acquisition, disposition, restructuring, and financing transactions;

•	the expected timing for completion of the restructuring transactions described herein and in our other filings with the SEC; and

•	the expected effect of the restructuring transactions.

You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “might,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These forward-looking statements are based on information available to us as of the date of this prospectus and our current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Future performance cannot be ensured, and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	failure to complete all aspects of our restructuring transactions, including the note conversion, rights offering and implementation of the management incentive plan;

•

financial results that may be volatile and may not reflect historical trends due to, among other things, changes in commodity prices or general market conditions, acquisition and disposition activities, fluctuations in consumer trends, pricing pressures, changes in raw material or labor prices or rates related to our business and changing regulations or political developments in the markets in which we operate;

•	risks associated with our indebtedness, including our ability to manage our liquidity needs and to comply with covenants under our credit facilities, including the indentures governing our notes;

•

risks associated with our capital structure, including our ability to refinance or restructure our indebtedness to access necessary funding under our existing or future credit facilities and to generate sufficient operating cash flow to meet our debt service obligations;

•	changes in customer drilling, completion and production activities and capital expenditure plans, including impacts due to low oil and/or natural gas prices or the economic or regulatory environment;

•	difficulties in identifying and completing acquisitions and divestitures, and differences in the type and availability of consideration or financing for such acquisitions and divestitures;

•	difficulties in completing any refinancing or restructuring transactions;

•

difficulties in successfully executing our growth initiatives, including difficulties in permitting, financing and constructing pipelines and waste treatment assets and in structuring economically viable agreements with potential customers, joint venture partners, financing sources and other parties;

•	our ability to attract, motivate and retain key executives and qualified employees in key areas of our business;

•	fluctuations in prices, transportation costs and demand for commodities such as oil and natural gas;

•

risks associated with the operation, construction and development of saltwater disposal wells, solids and liquids treatment assets, landfills and pipelines, including access to additional locations and rights-of-way, unscheduled delays or inefficiencies and reductions in volume due to micro- and macro-economic factors or the availability of less expensive alternatives;

•	risks associated with our ability to collect outstanding receivables as a result of liquidity constraints on our customers resulting from low oil and/or natural gas prices;

•

the availability of less favorable credit and payment terms due to the downturn in our industry and our financial condition, including more stringent or costly payment terms from our vendors and additional requirements from sureties to collateralize our performance bonds with letters of credit, which may further constrain our liquidity and reduce availability under our revolving credit facility;

•	risks associated with new technologies and the impact on our business;

•

the effects of competition in the markets in which we operate, including the adverse impact of competitive product announcements or new entrants into our markets and transfers of resources by competitors into our markets;

•	changes in economic conditions in the markets in which we operate or in the world generally, including as a result of political uncertainty;

•

reduced demand for our services due to regulatory or other influences related to extraction methods such as hydraulic fracturing, shifts in production among shale areas in which we operate or into shale areas in which we do not currently have operations or the loss of key customers;

•

the impact of changes in laws and regulation on waste management and disposal activities, including those impacting the delivery, storage, collection, transportation treatment and disposal of waste products, as well as the use or reuse of recycled or treated products or byproducts;

•	control of costs and expenses;

•	present and possible future claims, litigation or enforcement actions or investigations;

•

natural disasters, such as hurricanes, earthquakes and floods, or acts of terrorism, or extreme weather conditions, that may impact our corporate headquarters, assets, including wells or pipelines, distribution channels, or which otherwise disrupt our or our customers’ operations or the markets we serve;

•	the threat or occurrence of international armed conflict;

•

the unknown future impact on our business from legislation and governmental rulemaking, including the Affordable Care Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules to be promulgated thereunder;

•

risks involving developments in environmental or other governmental laws and regulations in the markets in which we operate and our ability to effectively respond to those developments including laws and regulations relating to oil and natural gas extraction businesses, particularly relating to water usage, and the disposal, transportation and treatment of liquid and solid wastes; and

•	other risks identified in this prospectus or referenced from time to time in our filings with the SEC.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date hereof.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section describing the risks of investing in our common stock under the caption “Risk Factors,” and the documents incorporated by reference in the section entitled “Incorporation of Certain Documents by Reference” before making an investment decision. Some of the statements in this summary constitute forward-looking statements. For more information, please see “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

Nuverra is a leading provider of comprehensive, full-cycle environmental solutions to customers focused on the exploration, development, and ongoing production of oil and natural gas from shale formations in the United States. We provide one-stop, total environmental solutions, including delivery, collection, treatment, recycling, and disposal of water, wastewater, waste fluids, hydrocarbons, and restricted solids that are part of the drilling, completion, and ongoing production of shale oil and natural gas.

To meet our customers’ environmental needs, we utilize a broad array of assets to provide comprehensive environmental solutions. Our logistics assets include trucks and trailers, temporary and permanent pipelines, temporary and permanent storage facilities, ancillary rental equipment, treatment and processing facilities, and liquid and solid waste disposal sites. We provide a suite of solutions to customers who demand environmental compliance and accountability from their service providers.

We currently operate in select shale areas in the United States, including the predominantly oil-rich shale areas consisting of the Bakken, Eagle Ford, and Permian Shale areas and the predominantly gas-rich Haynesville, Marcellus, and Utica areas. Our business serves customers seeking fresh water acquisition, temporary water transmission and storage, transportation, treatment, recycling or disposal of liquid wastes, such as flowback and produced brine water, and solid wastes such as drill cuttings, and management of other environmental products in connection with shale oil and natural gas drilling completion and production operations. Additionally, we rent equipment to customers, including providing for delivery and pickup.

Our business is divided into three operating divisions: (1) the Northeast division comprising the Marcellus and Utica Shale areas, (2) the Southern division comprising the Haynesville, Eagle Ford, and Permian Basin Shale areas and (3) the Rocky Mountain division comprising the Bakken Shale area.

General Company Information

Headquartered in Scottsdale, Arizona, Nuverra Environmental Solutions, Inc. was incorporated in Delaware on May 29, 2007 as “Heckmann Corporation.” On May 16, 2013, we changed our name to Nuverra Environmental Solutions, Inc. Our address is 14624 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85254, and our website is http://www.nuverra.com. The content of our website is not a part of this prospectus.

Recent Developments – Restructuring Transactions

Due to the difficult macro environment and the corresponding impact of the prolonged depression in oil and natural gas prices that has continued to negatively affect us and others in our industry, we have experienced a decline in demand and pricing for our services. These factors, coupled with our large outstanding debt service obligations, have diminished our cash position and capital resources and raised substantial doubt about our ability to continue as a going concern. In order to address short- and long-term liquidity needs, we undertook a strategic review and assessment of our business and operations. We divested our industrial solutions business when we sold Thermo Fluids Inc. in the first half of 2015, in order to focus exclusively on our core shale environmental solutions business. Further, we sought to maximize liquidity by implementing various cost-management initiatives, which included limiting our capital expenditures to only those deemed critical to our ongoing operations and those necessary to support our key growth initiatives. In addition, we offset the cash impact of these expenditures by selling underutilized or non-core assets.

The worsening market environment and the continued decline in commodity prices have negatively affected our results from operations, financial position and market prices for our securities, including our common stock. On January 19, 2016, the New York Stock Exchange (the “NYSE”) notified us that we were not in compliance with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual due to our failure to maintain an average global market capitalization of at least $15.0 million over a consecutive 30-day trading period. As such, the NYSE informed us that trading of our common stock would be suspended before the opening of trading on January 20, 2016, and that it initiated delisting procedures with respect to our common stock. Our common stock began trading on the OTCQB U.S. Market on January 20, 2016. On February 3, 2016, the NYSE filed a Form 25-NSE with the SEC, notifying the SEC of our removal from listing and registration on the NYSE.

In the first quarter of 2016, the lenders under our asset-based revolving credit facility (the “Credit Facility”) completed their periodic redetermination of the orderly liquidation values of our eligible machinery and equipment. The redetermination resulted in an approximately $21 million decline in our borrowing base and availability under the Credit Facility, which resulted in further tightening of our liquidity. While we were, and remain, in compliance with our existing debt arrangements, we recognized that absent an improvement in commodity prices or a reduction in our indebtedness and cash interest expense, we may not be able to continue to make scheduled payments under our debt obligations, and in such event may need to seek relief under the U.S. Bankruptcy Code.

In response to our financial results and concerns about short- and long-term liquidity, we reviewed various options to restructure our balance sheet to improve our overall capital structure. As a result, our Board of Directors, with assistance from our advisors, developed the Restructuring (as defined herein), intended to improve liquidity, defer cash interest expense, and preserve value for holders of our common stock.

On March 11, 2016, we entered into a Restructuring and Support Agreement (the “Restructuring Support Agreement”) with holders of more than 80% (the “Supporting Holders”) of our 9.875% Senior Notes due 2018 (the “2018 Notes”) to implement a proposed debt restructuring and recapitalization plan (the “Restructuring”).

In connection with the Restructuring, we consummated the following financing transactions on or before April 15, 2016:

•

Amendment of the Credit Facility to (i) reduce the commitment from $125 million to $100 million, (ii) amend certain rates and covenants, and (iii) permit the transactions contemplated by the Restructuring, among other amendments.

•

Pursuant to an exchange offer and consent solicitation (the “Exchange Offer”), the issuance to tendering holders of the 2018 Notes of (i) $327,221,000 aggregate principal amount of new Second-Lien Notes due 2021 (the “2021 Notes”) under a new indenture to those holders electing to exchange their 2018 Notes for 2021 Notes, (ii) $908,000 in shares of common stock at a conversion price per shares of $0.32 (the “Conversion Price”), which resulted in the issuance of 2,837,500 shares of common stock (the “Exchange Offer Shares”) to those holders electing to exchange their 2018 Notes for our common stock, and (iii) 10-year penny warrants (the “Exchange Warrants”) to purchase 10% of the outstanding shares of common stock, on a fully diluted basis after taking into account the common stock to be issued in connection with the Johnsrud Equity Conversion (as defined herein) and the Rights Offering (as defined herein), and the issuance of the Exchange Offer Shares, subject only to dilution by the shares issued or to be issued in connection with a new management incentive plan we expect to implement.

•

Entered into a new last out first lien term loan in the aggregate amount of $24.0 million (the “Term Loan”) and in connection therewith we issued 10-year penny warrants to the lenders under the Term Loan (the “Term Loan Warrants” and, together with the Exchange Warrants, the “warrants”) to purchase 5% of the outstanding shares of common stock, on a fully diluted basis after taking into account the common stock to be issued in connection with the Johnsrud Equity Conversion (as defined herein) and the Rights Offering (as defined herein), and the issuance of the Exchange Offer Shares, subject only to dilution by the shares issued or to be issued in connection with a new management incentive plan we expect to implement.

In connection with the Restructuring, we also intend to consummate the following financing transactions during the second quarter of 2016:

•

An equity rights offering (the “Rights Offering”) in which each holder of common stock will be granted subscription rights to purchase for cash its pro rata shares of $5.0 million of additional common stock at a 20% discount to the Conversion Price (the “Offering Price”). The Rights Offering will be fully backstopped by Mark D. Johnsrud, our Chairman and Chief Executive Officer, pursuant to which Mr. Johnsrud will receive a backstop fee of 5% payable in the form of additional common stock issued at the Conversion Price. In order to secure his backstop obligations, Mr. Johnsrud deposited $5.0 million (the “Escrowed Funds”) into a third party escrow account on April 15, 2016. The proceeds from the Rights Offering will be applied to amounts outstanding under the Credit Facility, which amounts may be redrawn subject to the terms and conditions of the Credit Facility.

•

Mark D. Johnsrud shall be issued shares of common stock at the Conversion Price in exchange for the $31.4 million principal amount of 2018 Notes owned by an entitled controlled by Mr. Johnsrud, which were irrevocably tendered to the Company on April 15, 2016 (the “Johnsrud Equity Conversion”).

The Offering

Issuance of shares of common stock upon the exercise of the Exchange Warrants and the Term Loan Warrants	4,946,362

Resale of shares of common stock that will be issued upon the exercise of the Exchange Warrants and the Term Loan Warrants	4,946,362

Total shares of common stock outstanding as of May 2, 2016	31,052,076

Total proceeds raised by us from the disposition of the common stock by the selling stockholders or their transferees	We will receive no proceeds from the sale of the common stock issuable upon exercise of any warrants.

OTCQB U.S. Market symbol	NESC

Risk factors	See “Risk Factors” beginning on page 8 of this prospectus and incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

This section describes material risks to our businesses that currently are known to us. You should carefully consider all of the information in this prospectus and each of the risks described below, together with the other information incorporated by reference in this prospectus, including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended. Any of the following risks and those incorporated by reference could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed the material risks affecting our business, there may be additional risks and uncertainties that we do not currently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.

Risks Related To Our Common Stock

We were delisted from the New York Stock Exchange, and there is a limited trading volume for our common stock on the OTCQB.

In January 2016, our common stock was delisted from the NYSE. Our common stock currently trades on the OTCQB U.S. Market (the “OTCQB”) under the symbol NESC, and there is a limited trading volume for our common stock. As a result, relatively small trades of our common stock may have a significant impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock. Because of limited trading volume in our common stock and the price volatility of our common stock, you may be unable to sell your shares of common stock when you desire or at the price you desire. The inability to sell your shares in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

The delisting of our common stock from the NYSE could adversely affect institutional investor interest in holding or acquiring our common stock and otherwise reduce the number of investors willing to hold or acquire our common stock. This could negatively affect our ability to raise capital necessary to maintain operations and service our debt. In addition, the delisting of our common stock from the NYSE may cause a loss of confidence among our employees and customers and otherwise negatively affect our financial condition, results of operations and cash flows.

We do not now, and are not expected to in the foreseeable future, meet the listing standards of the NYSE or any other national securities exchange. We presently anticipate that our common stock will continue to be quoted on the OTCQB. As a result of the limited trading volume for our common stock, investors may be unable to sell shares of common stock at the times or in the quantities desired and, therefore, may be required to hold some or all of their shares for an indefinite period of time.

Our stock price may be volatile, which could result in substantial losses for investors in our securities.

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. The market price of our common stock may also fluctuate significantly in response to the following factors, some of which are beyond our control:

•	variations in our quarterly operating results and changes in our liquidity position;

•	changes in securities analysts’ estimates of our financial performance;

•	inaccurate or negative comments about us on social networking websites or other media channels;

•	changes in market valuations of similar companies;

•

announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements, as well as our or our competitors’ success or failure in successfully executing such matters;

•	changes in the price of oil and natural gas;

•	loss of a major customer or failure to complete significant transactions; and

•	additions or departures of key personnel.

From the date of our initial public offering until our common stock was delisted in January 2016, our common stock traded on the NYSE. The trading price of our common stock has ranged from a high of $104.40 on September 3, 2008, to a low of $0.13 on January 29, 2016. The last reported price of our common stock on the OTCQB on May 2, 2016, was $0.29 per share.

We may issue a substantial number of shares of our common stock in the future and stockholders may be adversely affected by the issuance of those shares.

We may raise additional capital or refinance or restructure our existing debt by issuing shares of common stock, or other securities convertible into common stock, which will increase the number of shares of common stock outstanding and may result in substantial dilution in the equity interest of our current stockholders and may adversely affect the market price of our common stock. We have previously issued 1.8 million shares of common stock at a total price of $80.1 million under a shelf registration statement on Form S-3 with the SEC and we could seek to issue new debt, equity and hybrid securities in the future. In addition, we have issued shares of our common stock pursuant to private placement exemptions from Securities Act registration requirements, and may do so in connection with financings, acquisitions, the settlement of litigation and other strategic transactions in the future. The issuance, and the resale or potential resale, of shares of our common stock could adversely affect the market price of our common stock and could be dilutive to our stockholders.

We currently do not intend to pay any dividends on our common stock.

We currently do not intend to pay any dividends on our common stock, and restrictions and covenants in our debt agreements may prohibit us from paying dividends now or in the future. While we may declare dividends at some point in the future, subject to compliance with such restrictions and covenants, we cannot assure you that you will ever receive cash dividends as a result of ownership of our common stock and any gains from investment in our common stock may only come from increases in the market price of our common stock, if any.

There is no assurance that an active public trading market in our common stock will be available.

There can be no assurance that an active public trading market for our common stock will be available or sustained. If for any reason an active public trading market does not continue, purchasers of the shares of our common stock may have difficulty in selling their securities should they desire to do so and the price of our common stock may decline.

The exercise of the warrants may result in substantial dilution and may depress the market price of our common stock.

As of May 2, 2016, we had outstanding 31,052,076 shares of common stock and also (i) 1,035,674 shares of our common stock issuable under employee benefit plans, (ii) the Exchange Warrants exercisable for 3,653,185 shares of our common stock at an exercise price equal to $0.01 per share, and (iii) the Term Loan Warrants exercisable for 1,826,593 shares of our common stock at an exercise price of $0.01 per share. If the shares issuable under employee benefit plans are issued or if the shares issuable upon exercise of the warrants are issued, our common stockholders may experience substantial dilution and the market price of our shares of common stock could decline. Further, the perception that such securities might be exercised could adversely affect the market price of our shares of common stock. In addition, holders of the warrants are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable to us than those provided by the warrants. Further, during the time that the foregoing securities are outstanding, they may adversely affect the terms on which we could obtain additional capital.

Future sales by us or our existing stockholders could depress the market price of our common stock.

If we or our existing stockholders sell a large number of shares of our common stock, the market price of our common stock could decline significantly. Further, even the perception in the public market that we or our existing stockholders might sell shares of common stock could depress the market price of the common stock.

We are subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law, as well as of our substantial insider ownership.

Provisions of our certificate of incorporation and bylaws, each as amended and restated, and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our management and board of directors. These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	establishing a classified board of directors, so that only approximately one-third of our directors are elected each year;

•	providing our board of directors with the ability to set the number of directors and to fill vacancies on the board of directors occurring between stockholder meetings;

•	providing that directors may only be removed for “cause” and only by the affirmative vote of the holders of at least a majority in voting power of our issued and outstanding capital stock; and

•	limiting the ability of our stockholders to call special meetings.

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years following the date the beneficial owner acquired at least 15% of our stock, unless various conditions are met, such as approval of the transaction by our board of directors. Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

The existence of the foregoing provisions and anti-takeover measures, as well as the significant amount of common stock beneficially owned by our Chief Executive Officer and Chairman, Mr. Johnsrud, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling stockholders or their transferees.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of May 2, 2016 by (i) each director, (ii) each of our named executive officers, and (iii) all executive officers and directors of the Company serving as of May 2, 2016, as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Mark D. Johnsrud (1) Chairman of the Board and Chief Executive Officer	10,191,039	32.82%
Joseph M. Crabb (2) Executive Vice President and Chief Legal Officer and Corporate Secretary	77,297	*
Gregory J. Heinlein (3) Former Executive Vice President and Chief Financial Officer	100,267	*
W. Christopher Chisholm (4) Former Executive Vice President, Chief Accounting Officer and Interim Chief Financial Officer	21,126	*
William M. Austin (5) Director	61,579	*
Edward A. Barkett (6) Director	89,504	*
Tod C. Holmes (7) Director	70,946	*
R. Dan Nelson (8) Director	76,729	*
Alfred E. Osborne, Jr. (9) Director	103,175	*
J. Danforth Quayle (10) Director	93,125	*
Robert B. Simonds, Jr. (11) Director	139,664	*

Shares owned by executive officers and directors as a group	11,024,451	35.50%

*	Less than 1% of shares outstanding
(1)

Includes 655,000 shares held by JPJ LP, a Delaware limited partnership of which Badlands Capital, LLC, a Delaware limited liability company is the general partner; Mr. Johnsrud is the sole member of Badlands Capital, LLC. Also includes 1,305 shares in Mr. Johnsrud’s 401(k).

(2)

Includes 2,167 restricted stock units and 2,500 options which are both scheduled to vest within 60 days of April 26, 2016. Also includes 48,898 fully vested options and 1,565 shares in Mr. Crabb’s 401(k).

(3)	Includes 79,298 fully vested options.
(4)	All fully vested options were cancelled 90 days after Mr. Chisholm’s final day of employment per terms of the plan.
(5)	Includes 60,789 shares of restricted stock which are forfeitable until vested (789 shares scheduled to vest on 11/13/16, 30,000 shares scheduled to vest on 11/10/16 and 11/10/2017).
(6)

Includes 64,735 shares of restricted stock which are forfeitable until vested (4,735 shares scheduled to vest 11/13/16, 30,000 shares scheduled to vest 11/10/16 and 11/10/17) and 10,000 shares by Mr. Barkett in an Individual Retirement Account.

(7)	Includes 61,973 shares of restricted stock which are forfeitable until vested (1,973 shares scheduled to vest on 11/13/16, 30,000 shares scheduled to vest on 11/10/16 and 11/10/17).

(8)

Includes 64,735 shares of restricted stock which are forfeitable until vested (4,735 shares scheduled to vest on 11/13/16, 30,000 shares scheduled to vest 11/10/16 and 11/10/17). Also includes 9,679 shares that are held of record by the Nelson Family Revocable Trust.

(9)

Includes 64,735 shares of restricted stock which are forfeitable until vested (4,735 shares scheduled to vest on 11/13/16, 30,000 shares scheduled to vest on 11/10/16 and 11/10/17). Also includes 22,440 shares that are held of record by the Rahnasto Osborne Revocable Trust and 9,000 shares that are held of record by Mr. Osborne’s Keogh Account.

(10)

Includes 64,735 shares of restricted stock which are forfeitable until vested (4,735 shares scheduled to vest on 11/13/16, 30,000 shares scheduled to vest on 11/10/16 and 11/10/17). Also includes 21,615 shares that are held of record by the James D. Quayle 2000 Irrevocable Trust and 2,500 shares that are held of record by the BTC Inc. Retirement Trust.

(11)

Includes 64,735 shares of restricted stock which are forfeitable until vested (4,735 shares scheduled to vest on 11/10/16, 30,000 shares scheduled to vest on 11/10/16 and 11/10/17). Also includes 10,554 shares that are held of record by the Simonds Family Trust and 50,000 fully vested options.

The following table sets forth beneficial ownership information about persons or groups that own or have the right to acquire more than 5% of our common stock, as of May 2, 2016, other than our directors and executive officers who are listed in the table above, based on information contained in Schedules 13G filed with the SEC with respect to Senvest Management, LLC and Ascribe Capital LLC, and information otherwise known to the Company with respect to Gates Capital Management, L.P.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Senvest Management, LLC (1) 540 Madison Avenue, 32nd Floor, New York, NY 10022	1,904,791		6.13%
Ascribe Capital LLC (2) Ascribe III Investments LLC American Securities LLC 299 Park Avenue, 34th Floor, New York, NY 10171	2,560,115	(3)	7.62%
Gates Capital Management, L.P. (4) Gates Capital Management GP, LLC Gates Capital Management, Inc. Jeffrey L. Gates 1177 Ave. of Americas, 46th Floor New York, NY 10036	2,386,247	(3)	7.14%

(1)

Senvest Management, LLC is deemed to have shared voting and dispositive power of 1,904,791 shares, and Richard Mashaal may be deemed to have shared voting and dispositive power of 1,904,791 shares based on his management positions.

(2)

Ascribe Capital LLC is deemed to have shared voting and dispositive power of 2,560,115 shares, Ascribe Capital III Investments LLC is deemed to have shared voting and dispositive power of 2,352,029 shares, and American Securities LLC is deemed to have shared voting and dispositive power of 2,560,115 shares.

(3)	Reflects shares of common stock the beneficial owner has the right to acquire upon exercise of warrants of which it is the record owner.

(4)	Gates Capital Management, L.P., Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates are deemed to have shared voting and dispositive power of 2,386,247 shares.

DESCRIPTION OF COMMON STOCK

The following summary describes the material terms of our common stock. This discussion does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”) and the applicable provisions of the Delaware General Corporation Law.

Authorized and Outstanding Capital Stock

Our Certificate of Incorporation authorizes the issuance of 51,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 31,052,076 shares of common stock and no shares of preferred stock were issued and outstanding as of May 2, 2016. We intend to hold a special meeting of stockholders on May 20, 2016, to seek stockholder approval of an amendment to our Certificate of Incorporation to provide for the issuance of additional shares of common stock to consummate the Johnsrud Equity Conversion and the Rights Offering, in addition to potential future issuances. Following the special meeting of stockholders, assuming the stockholders approve the amendment to the Certificate of Incorporation, the Company will have the authority to issue three hundred fifty-one million (351,000,000) shares of capital stock, consisting of (i) three hundred fifty million (350,000,000) shares of common stock, par value $0.001 per share (the “common stock”), and (ii) one million (1,000,000) shares of preferred stock, par value $0.001 per share.

As of May 2, 2016, we had outstanding awards under our 2009 Equity Incentive Plan, as amended, consisting of options to acquire 537,890 shares of common stock and 497,784 shares of restricted stock and restricted stock units.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of common stock do not have cumulative voting rights. Holders of common stock will be entitled to receive ratably such dividends as may be declared by the board out of funds legally available therefor, which may be paid in cash, property, or in shares of the Company’s capital stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock will be entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Dividends

We have no current plans to pay dividends on common stock in the future. Furthermore, the terms of the Notes, the Term Loan and the Credit Facility may restrict our ability to do so, and we expect that, if any of our existing credit facilities are refinanced, the amended credit agreements will have similar restrictions. Our other future indebtedness, if any, may also restrict payment of dividends on common stock.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws limit our directors’ and officers’ liability to the fullest extent permitted under Delaware General Corporation Law. Specifically, our directors and officers will not be liable for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law;

•	for any transaction from which a director or officer derives an improper personal benefit; or

•	in connection with a proceeding that was not authorized or consented to by our board of directors.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of any of our directors or officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before its annual meeting of stockholders or from making nominations at its annual meeting of stockholders.

Listing

Our common stock is currently quoted on the OTCQB under the ticker symbol “NESC.”

SELLING STOCKHOLDERS

Shares of Common Stock Offered Hereby

The shares of common stock being offered by the selling stockholders are shares of common stock issuable upon the exercise of outstanding warrants, which warrants and shares were issued by us in connection with the Restructuring. For additional information regarding the warrants and shares of common stock, see the information set forth under the caption “Prospectus Summary – Restructuring Transactions.”

This prospectus relates to the sale of up to 4,946,362 shares of the common stock for the selling stockholders named in the table below. A total of 4,946,362 shares of the common stock are issuable to the selling stockholders upon the exercise of warrants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding their beneficial ownership of our shares of common stock. The information provided below with respect to the selling stockholders has been obtained from the selling stockholders and is current as of May 6, 2016.

Because the selling stockholders may sell none, all or some portion of the shares of common stock owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling stockholders provided the information regarding the shares of common stock owned by them, all or a portion of the shares of common stock owned by them in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Stockholder	Shares of Common Stock Owned Before the Offering (1)	Shares of Common Stock Offered	Shares of Common Stock Owned After the Offering (2)	Percentage of Common Stock Owned After the Offering
ECF Value Fund, L.P. (3)	563,177	563,177	0	0%
ECF Value Fund II, L.P. (4)	1,278,805	1,278,805	0	0%
ECF Value Fund International Master L.P. (5)	544,265	544,265	0	0%
Ascribe II Investments LLC (6)	208,086	208,086	0	0%
Ascribe III Investments LLC (7)	2,352,029	2,352,029	0	0%

(1)	Reflects shares of common stock the selling stockholder has the right to acquire upon exercise of warrants of which it is the record owner.
(2)	Assumes selling stockholder fully exercises the warrants of which it is the record owner and sells all shares issued upon exercise of the warrants.
(3)

Gates Capital Management, L.P., Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates are deemed to have shared voting and dispositive power of 563,177 shares held by ECF Value Fund, L.P. Following the Johnsrud Equity Conversion and the Rights Offering, ECF Value Fund, L.P. will be issued additional shares pursuant to anti-dilution adjustments, of which Gates Capital Management, L.P., Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates will be deemed to have shared voting and dispositive power.

(4)

Gates Capital Management, L.P., Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates are deemed to have shared voting and dispositive power of 1,278,805 shares held by ECF Value Fund II, L.P. Following the Johnsrud Equity Conversion and the Rights Offering, ECF Value Fund II, L.P. will be issued additional shares pursuant to anti-dilution adjustments, of which Gates Capital Management, L.P., Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates will be deemed to have shared voting and dispositive power.

(5)

Gates Capital Management, L.P., Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates are deemed to have shared voting and dispositive power of 544,265 shares held by ECF Value Fund International Master, L.P. Following the Johnsrud Equity Conversion and the Rights Offering, ECF Value Fund International Master, L.P. will be issued additional shares pursuant to anti-dilution adjustments, of which Gates Capital Management, L.P., Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates will be deemed to have shared voting and dispositive power.

(6)

Ascribe Capital LLC and American Securities LLC are deemed to have shared voting and dispositive power of 208,086 shares held by Ascribe II Investments LLC. Following the Johnsrud Equity Conversion and the Rights Offering, Ascribe II Investments LLC will be issued additional shares pursuant to anti-dilution adjustments, of which Ascribe Capital LLC and American Securities LLC will be deemed to have shared voting and dispositive power.

(7)

Ascribe Capital LLC and American Securities LLC are deemed to have shared voting and dispositive power of 2,352,029 shares held by Ascribe III Investments LLC. Following the Johnsrud Equity Conversion and the Rights Offering, Ascribe III Investments LLC will be issued additional shares pursuant to anti-dilution adjustments, of which Ascribe Capital LLC and American Securities LLC will be deemed to have shared voting and dispositive power.

PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCQB or any other stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if any of the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with the Supplementary Material to FINRA Rule 2121.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

We are required to pay all fees and expenses incident to the preparation and filing of this prospectus by the Company, including (i) all registration and filing fees and expenses, including those related to filings with the SEC and in connection with applicable state securities or blue sky laws; (ii) printing expenses; (iii) messenger, telephone, and delivery expenses; (iv) expenses of audits incident to or required by any such registration; and (v) reasonable and documented legal fees and expenses of the warrant holders’ counsel (or reimburse the warrant holders for such reasonable fees and out-of-pocket expenses of their counsel). We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities.

We agreed to keep this prospectus continuously effective until such time as all registerable securities hereunder are sold. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP.

EXPERTS

The financial statements of Nuverra Environmental Solutions, Inc. and subsidiaries as of December 31, 2015, and for each of the years ended in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document. Certain information is also incorporated by reference into this prospectus as described under “Incorporation of Certain Documents by Reference.”

You may read and copy information omitted from this prospectus but contained in the registration statement at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC’s website at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.nuverra.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our common stock. We are incorporating by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended by Amendment No. 1 on Form 10-K/A;

•	The description of our shares of common stock contained in our Form 8-A dated May 22, 2008;

•

Our Current Reports on Form 8-K filed on January 20, 2016, January 25, 2016, February 11, 2016, March 14, 2016, March 17, 2016, March 29, 2016, March 30, 2016, April 1, 2016, April 13, 2016, April 14, 2016, April 18, 2016 (as amended by Form 8-K/A filed on April 19, 2016) and April 21, 2016; and

•

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

Attn: Executive Vice President and Chief Legal Officer

Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in the prospectus modifies or replaces this information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the shares of common stock being registered. All of these expenses will be paid by us. All amounts except for the SEC registration fee are estimated.

SEC registration fee		$156.90
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing Costs	$	*
Filing costs and other miscellaneous fees and expenses	$	*
Total	$	*

*	The estimated expenses are not presently known. To be provided by amendment.

Item 15. Indemnification of Officers and Directors.

The Company’s amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”), and amended and restated bylaws, as amended, provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by Delaware law. The Company’s Certificate of Incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent if the board of directors (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, its best interests. With respect to any criminal action or proceeding, the board of directors (or other committee or entity empowered to make such a determination) must formally determine that he or she had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Company, no indemnification shall be made if such person is determined to be liable to the Company, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he or she shall be indemnified against expenses (including attorneys’ fees and witness expenses) actually and reasonably incurred by him or her. The indemnification provided by the Company’s Certificate of Incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

The Company has purchased and maintains insurance covering its directors, officers, employees and agents against any liability asserted against any of them and incurred by any of them, whether or not the Company would have the power to indemnify them against such liability under the provisions of the Company’s Certificate of Incorporation and applicable Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index on the page immediately preceding the Signature Page for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on May 6, 2016.

Nuverra Environmental Solutions, Inc.

By:	/s/ Mark D. Johnsrud
Name:	Mark D. Johnsrud
Title:	Chief Executive Officer,
President and Chairman

POWER OF ATTORNEY

We, the undersigned directors and officers of Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), do hereby constitute and appoint Mark D. Johnsrud and Joseph M. Crabb, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and/or officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including without limitation any and all amendments (including post-effective amendments) and supplements hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Mark D. Johnsrud Mark D. Johnsrud	Chief Executive Officer, Chairman and Director (Principal Executive Officer and Principal Financial Officer)	May 6, 2016

/s/ Stacy W. Hilgendorf Stacy W. Hilgendorf	Vice President and Corporate Controller (Principal Accounting Officer)	May 6, 2016

/s/ William M. Austin William M. Austin	Director	May 6, 2016

/s/ Edward A. Barkett Edward A. Barkett	Director	May 6, 2016

/s/ Tod C. Holmes Tod C. Holmes	Director	May 6, 2016

SIGNATURE	TITLE	DATE

/s/ R. Dan Nelson R. Dan Nelson	Director	May 6, 2016

/s/ Alfred E. Osborne, Jr. Alfred E. Osborne, Jr.	Director	May 6, 2016

/s/ J. Danforth Quayle J. Danforth Quayle	Director	May 6, 2016

/s/ Robert B. Simonds, Jr. Robert B. Simonds, Jr.	Director	May 6, 2016

Exhibit Number	Description

3.1

Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to Heckmann Corporation’s Registration Statement on Form S-1 filed with the SEC on September 4, 2007)

3.1A

Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Heckmann Corporation’s Current Report on Form 8-K filed with the SEC on November 5, 2008)

3.1B

Second Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1B to Heckmann Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 14, 2011)

3.1C

Third Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1C to the Company’s Registration Statement on Form S-4 filed with the SEC on May 23, 2013)

3.1D

Fourth Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K filed with the SEC on December 3, 2013)

3.2	Amended and Restated Bylaws (incorporated herein by reference to Amendment No. 4 to Heckmann Corporation’s Registration Statement on Form S-1 filed with the SEC on October 26, 2007)

3.2A	First Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2A to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2010)

3.2B	Second Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2011)

4.1

Specimen Certificate for shares of common stock, $.001 par value per share, of Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2014)

4.2

Warrant Agreement (Exchange), dated as of April 15, 2016, among Nuverra Environmental Solutions, Inc., Mark D. Johnsrud, and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated herein by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016)

4.3

Warrant Agreement (Term Loan), dated as of April 15, 2016, among Nuverra Environmental Solutions, Inc., Mark D. Johnsrud, and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2016)

5.1**	Legal Opinion of Squire Patton Boggs (US) LLP

23.1**	Consent of KPMG LLP

24.1*	Power of Attorney of Officers and Directors of the Company (set forth on the signature page)

*	Filed herewith
**	To be filed by amendment